Exhibit 10.4

EXECUTION VERSION

NUCLOBEL LUX 1 S.ÀR.L.

NUCLOBEL LUX 2 S.ÀR.L.

NEWS CORPORATION

NDS HOLDCO INC.

NDS GROUP HOLDINGS LIMITED

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on 10 August, 2011

BETWEEN:

(1)	NUCLOBEL LUX 1 S.À R.L. a company incorporated in Luxembourg (registered number B139764) whose registered office is at 282 route de Longwy, L-1940 Luxembourg (“Investor 1”);

(2)	NUCLOBEL LUX 2 S.À R.L. a company incorporated in Luxembourg (registered number B139747) whose registered office is at 282 route de Longwy, L-1940 Luxembourg (“Investor 2” and together with Investor 1, the “Investors”);

(3)	NEWS CORPORATION, a Delaware corporation whose principal executive office is at 1211 Avenue of the Americas, New York, NY 10036, United States (“News Corporation”);

(4)	NDS HOLDCO INC., a Delaware corporation whose registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, DE 19801, United States (“NDS Holdco” and together with News Corporation, the “News Group”, and NDS Holdco together with the Investors, the “Incorporating Shareholders”); and

(5)	NDS GROUP HOLDINGS LIMITED, an exempted company organized in Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“Listco”).

INTRODUCTION:

(A)	Listco has been incorporated for the purposes of the potential acquisition of NDS Group Limited (the “Company”) and subsequent Qualifying IPO.

(B)	This Agreement sets out the terms on which the Incorporating Shareholders will acquire shares in Listco.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Board” means the board of directors of Listco for the time being;

“Business Day” means a day other than a Saturday, Sunday or public holiday in Bermuda, the State of New York, USA, and England and Wales;

“Common Shares” means the common shares of par value USD 0.00001 each in the capital of Listco, which shall have the rights and be subject to the restrictions set out in this Agreement and the Constitutional Documents;

“Constitutional Documents” means the memorandum of association and bye-laws of Listco in effect on the date hereof, as the same may be amended from time to time;

“Incorporating Shareholders Consent” means:

(a)	the consent in writing of an Investor Director or the Investors; and

(b)	the consent in writing of a News Director or News Corporation;

“Investor Director” has the meaning given to it in clause 4.1;

“Long Stop Date” means 30 June 2012, or such other date with an Incorporating Shareholders Consent;

“News Director” has the meaning given to it in clause 4.1;

“Qualifying IPO” means an initial public offering of Common Shares involving a Registration of Listco, whether involving solely a primary offering or a secondary offering or a combined primary and secondary offering, and pursuant to which Listco (or the Common Shares) becomes listed on a nationally recognized securities exchange in the United States;

“Registration” means a bona fide underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”);

“Registration Statement” means a registration statement filed with the US Securities and Exchange Commission in connection with any Qualifying IPO;

“Stockholders Agreement” means the stockholders agreement, dated 6 February 2009 between the Investors, the members of the News Group, NDS Group Limited and certain other stockholders identified therein; and

“Transfer” has the meaning give to it under the Stockholders Agreement.

1.2	In this Agreement, a reference to:

1.2.1	any statutory provision or statute includes all modifications thereto and all re enactments (with or without modification) thereof and all subordinate legislation made thereunder, in each case for the time being in force, except where the context requires otherwise or as expressly stated otherwise;

1.2.2	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of the Investors and the News Group;

1.2.3	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality);

1.2.4	a “party” is a reference to a party to this Agreement (either by virtue of having executed this Agreement or having entered into a deed of adherence to it) and includes a reference to that party’s legal personal representatives, successors and permitted assigns, and “parties to this Agreement” and “parties” shall be construed accordingly;

1.2.5	a clause or schedule, unless the context otherwise requires, is a reference to a clause of, or a schedule to, this Agreement;

1.2.6	(unless the context otherwise requires) the singular shall include the plural, and vice versa;

1.2.7	one gender shall include each gender;

1.2.8	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

1.2.9	a procuring obligation, where used in the context of a party means that the party undertakes to exercise its voting rights and use any and all powers vested in it from time to time as a shareholder, director, officer or employee or otherwise in or of Listco, the Company or (in the case of News Corporation) NDS Holdco, Inc. to ensure compliance with that obligation so far as it is able to do so, whether acting alone or (to the extent that it is lawfully able to contribute to ensuring such compliance collectively), acting with others.

1.3	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.4	The schedules form part of this Agreement and shall have effect accordingly.

1.5	The headings in this Agreement do not affect its interpretation or construction.

2.	SUBSCRIPTION

2.1	With effect from the date of this Agreement, each party shall do all those things respectively required of it in this clause 2.1 (to the extent that they have not taken place prior to the date of this Agreement):

2.1.1	Listco shall (and the Incorporating Shareholders shall procure that Listco shall):

(a)	appoint Paul Armstrong to the Board as an Investor Director;

(b)	appoint Jeffrey Palker to the Board as a News Director; and

(c)	allot and issue the Common Shares subscribed by the Incorporating Shareholders pursuant to clauses 2.1.2 and 2.1.3 (the aggregate of which are set out in Schedule 1), enter their names and addresses in the register of members and, if requested by an Incorporating Shareholder, issue and deliver certificates in respect of the same to the Incorporating Shareholders;

2.1.2	Each Incorporating Shareholder shall subscribe for, and pay in cash by transfer of funds for same day value to such account as notified to it by Listco the number of Common Shares set opposite its name in Schedule 2 at a subscription price of USD 0.00001 per share;

2.1.3	Conditional on the increase of the authorized capital of Listco required to issue the aggregate number of common shares set out in column 2 of Schedule 3, each Incorporating Shareholder shall subscribe for, and pay in cash by transfer of funds for same day value to such account as notified to it by Listco the number of Common Shares set opposite its name in Schedule 3 at a subscription price of USD 0.00001 per share; and

2.1.4	Each Incorporating Shareholder agrees to take the Common Shares it has subscribed for pursuant to clauses 2.1.2 and 2.1.3 subject to the Constitutional Documents and this Agreement.

3.	WARRANTIES

3.1	Each party warrants to each other party that:

3.1.1	it has the requisite power and authority to enter into and perform this Agreement;

3.1.2	this Agreement constitutes the binding obligations of the respective party in accordance with its terms;

3.1.3	the execution and delivery of, and performance of that party’s obligations under, this Agreement will not:

(a)	result in a breach of any provision of that party’s constitutional documents;

(b)	result in a breach of, or constitute a default under, any material instrument to which that party is a party or by which it is bound; or

(c)	result in a breach of any order judgment or decree of any court or governmental agency or any applicable law or regulation to which that party is a party or by which it is bound.

3.2	Each Incorporating Shareholder warrants to Listco and to each other Incorporating Shareholder that:

3.2.1	such Incorporating Shareholder is acquiring the Common Shares for its own account and not with a view towards, or for resale in connection with, the sale or distribution thereof;

3.2.2	such Incorporating Shareholder is (i) an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act;

3.2.3	neither such Incorporating Shareholder nor any person acting on behalf of such Incorporating Shareholder has made or will make offers or sales of the Common Shares in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in the United States;

3.2.4	such Incorporating Shareholder and its advisors and representatives have done such due diligence and other investigation of Listco as such Incorporating Shareholder has determined, after consultation with its advisors and representatives, is appropriate in the circumstances. Such Incorporating Shareholder and its advisors and representatives have been furnished with all documents, information and due diligence materials that have been requested by such Incorporating Shareholder and/or its advisors and representatives. Such Incorporating Shareholder and its advisors and representatives have been afforded the opportunity to ask questions of representatives of Listco; and

3.2.5	by reason of the business and financial experience of its management, such Incorporating Shareholder has the capacity to protect its own interests in connection with the transactions contemplated by the Agreement. Such Incorporating Shareholder is able to bear the economic risk of an investment in the Common Shares, and has an adequate income independent of any income produced from an investment in the Common Shares and has sufficient net worth to sustain a loss of all of its investment in the Incorporating Shareholder without economic hardship if such a loss should occur.

4.	UNDERTAKINGS

4.1	Appointment of Directors

The Investors on the one-hand and the News Group on the other-hand are entitled from time to time to appoint to, and remove from, the Board one director each, to be designated as an “Investor Director” on the one-hand and a “News Director” on the other-hand. Such further number of directors may be appointed by Incorporating Shareholders Consent. The initial appointments of an Investor Director and a News Director shall be made pursuant to clause 2.1.

4.2	Proceedings at Board Meetings

Other than with an Incorporating Shareholders Consent, the quorum necessary for the transaction of business by the Board shall be two directors, one of whom must be an Investor Director and one of whom must be a News Director. Each action of the Board may be carried out only with an Incorporating Shareholders Consent. Subject to the provisions of this Agreement, the Board shall regulate its affairs as it sees fit.

4.3	Conduct of Business

Each Incorporating Shareholder undertakes that it shall procure that Listco shall, and Listco agrees that it shall, take only such actions as are approved by the Investor Director and the News Director.

4.4	Transfer of Common Shares

An Incorporating Shareholder shall not Transfer any Common Share or any interest therein, except with an Incorporating Shareholders Consent.

4.5	Supremacy of this Agreement

If there is any conflict or inconsistency between the provisions of this Agreement and the Constitutional Documents, this Agreement shall prevail. If requested to do so by an Incorporating Shareholder, each other party shall procure that the Constitutional Documents are amended so as to accord with and give effect to the provisions of this Agreement.

4.6	No Qualifying IPO

If a Qualifying IPO has not occurred on or prior to the Long Stop Date, then the parties shall procure the winding up of Listco as soon as is reasonably practicable.

5.	GENERAL

5.1	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

5.2	Variations

A variation of this Agreement is only valid if it is in writing and signed by or on behalf of each party.

5.3	Waiver

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

5.4	Cumulative rights

Each party’s rights and remedies contained in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

5.5	No partnership

Nothing contained in this Agreement (and no action taken by a party pursuant to its terms) is to be construed as creating a partnership or (unless expressly stated otherwise) agency relationship between any of the parties.

5.6	Severance

The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

5.7	Legal personal representatives, successors and permitted assigns

The provisions of this Agreement shall be binding upon the parties’ respective legal personal representatives, successors and permitted assigns, but such persons shall not be entitled to the benefit of its provisions unless they have entered into a deed of adherence.

5.8	Several obligations and not joint or joint and several obligations

Except where expressly stated otherwise in this Agreement, all obligations, undertakings and statements in this Agreement are several and not joint or joint and several.

5.9	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. No party who is not a party to this Agreement shall be required to consent to any variation of this Agreement or the waiver of any provision in it.

5.10	Further assurance

Each of the parties agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Agreement.

5.11	Duration

The provisions of this Agreement (except for clause 1 (Interpretation), clause 5 (General) and clause 7 (Governing Law and Jurisdiction) shall terminate with immediate effect on the earlier of:

5.11.1	the Registration Statement for a Qualifying IPO becoming effective; and

5.11.2	the winding-up of Listco in accordance with clause 4.6,

except that termination shall not affect a party’s rights and obligations which have accrued as at that date.

5.12	Costs

The Investors and the News Group shall procure that the Company shall pay, or procure the payment by a subsidiary undertaking of the Company, all costs and expenses (plus any VAT or overseas equivalent) of Listco, the Investors and the News Group (and their respective professional advisers) in connection with the negotiation, preparation, execution and performance of this Agreement.

6.	NOTICES

6.1	A notice under or in connection with this Agreement shall be:

6.1.1	in writing and in English; and

6.1.2	delivered by hand (which shall, for the avoidance of doubt, include delivery by courier) or sent by pre-paid post (or by pre-paid air mail post if overseas) to the party due to receive the notice at the relevant address referred to in clause 6.2 (or such substitute address as a party may notify in writing to each of the other parties, provided that such notification shall be received before the notice was despatched).

6.2	For the purposes of this clause 6, a notice shall be sent to the relevant address and for the attention of those persons set out:

6.2.1	in the case of an Investor, at the front of this Agreement or by fax to +352 26 86 8181, and marked “for the attention of Ian Sellars and Richard Sanders”, with copies to Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom or by fax to +44 (0) 20 7006 5555, marked “for the attention of Matthew Layton and Tom Evans” and to Permira Advisers LLP, 80 Pall Mall, London, SW1Y 5ES or by fax to +44 (0) 20 7930 3185, marked “for the attention of Ian Sellars and Richard Sanders”;

6.2.2	in the case of a member of the News Group, at the front of this Agreement or by fax to +1 212 852 7145, and marked “for the attention of Group General Counsel”, with copies to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, United States or by fax to +1 212 735 2000, marked “for the attention of Lou R. Kling and Howard L. Ellin” and to Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank St, Canary Wharf, London, E14 5DS, United Kingdom or by fax to +44 (0) 20 7519 7070, marked “for the attention of Michael E. Hatchard and John Adebiyi”; and

6.2.3	in the case of Listco, at the front of this Agreement or by fax to +1 441 292 47520 marked “for the attention of the Secretary”, with copies to Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, PO Box HM 666, Hamilton HM CX, Bermuda or by fax to +1 441 292 4720 marked, “for the attention of John Collis and Ciara Brady”.

6.3	Unless there is evidence that it was received earlier, a notice given pursuant to clauses 6.1 and 6.2 is deemed to have been given to, and received by, the recipient if:

6.3.1	delivered by hand, on the day it was left at the address referred to in clause 6.1 and 6.2;

6.3.2	sent by pre-paid post from an address within one country to another address within that country, two Business Days after posting it;

6.3.3	sent by pre-paid airmail post between different countries, on the third Business Day after posting it; and

6.3.4	sent or supplied by fax, 2 hours after it was sent.

6.4	A post office certificate of posting for a properly addressed and stamped envelope containing the notice is conclusive evidence that the notice was so sent or supplied. A printed copy of a notice sent or supplied by electronic means that indicates that it was properly addressed and sent (and showing the time of sending or transmission) is conclusive evidence that the notice was so sent or supplied.

7.	GOVERNING LAW AND JURISDICTION

7.1	This Agreement and all non-contractual or other matters or obligations arising out of or in connection with it are governed by English law.

7.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (a “Dispute”) including a dispute regarding the existence, validity or termination of this Agreement or relating to any non-contractual or other obligation or matter arising out of or in connection with this Agreement or the consequences of its nullity.

7.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

EXECUTED by the parties:

Signed by	)	/s/ Séverine Michel
for and on behalf of	)	Séverine Michel
NUCLOBEL LUX 1 S.À R.L.	)	Manager

Signed by	)	/s/ Séverine Michel
for and on behalf of	)	Séverine Michel
NUCLOBEL LUX 2 S.À R.L.	)	Manager

Signed by	)	/s/ Janet Nova
for and on behalf of	)	Janet Nova
NEWS CORPORATION	)	Vice President and Deputy
General Counsel

Signed by	)	/s/ Janet Nova
for and on behalf of	)	Janet Nova
NDS HOLDCO INC.	)	Authorized Signatory

Signed by	)	/s/ Dave Habiger
for and on behalf of	)	Dave Habiger
NDS GROUP HOLDINGS LIMITED	)	Chief Executive Officer

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